EXHIBIT 23(b)

                         INDEPENDENT AUDITORS' CONSENT





Board of Directors
Bridge View Bancorp:

We consent to incorporation by reference in the registration statement on Form S-8 of Bridge View Bancorp of our report dated February 16, 1996, relating to the consolidated statements of financial condition of Bridge View Bank and subsidiary as of December 31, 1995, and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the Form 10-SB of Bridge View Bancorp dated December 5, 1996.

Our report refers to a change in accounting for certain investments in debt and equity securities in 1994.



/s/KPMG PEAT MARWICK LLP
Short Hills, New Jersey
January 10, 1997





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